IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
	)	Case No. 09-11424 (KG)
Source Interlink Companies, Inc., et al.,[1]	)	Jointly Administered
)
Debtors.	)
)

DEBTORS’ PREPACKAGED JOINT PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE (WITH TECHNICAL AMENDMENTS)

David L. Eaton (admitted pro hac vice)	Laura Davis Jones (Bar No. 2436)
David A. Agay (admitted pro hac vice)	Timothy P. Cairns (Bar No. 4228)
Paul Wierbicki (admitted pro hac vice)	PACHULSKI STANG ZIEHL & JONES LLP
Ryan Preston Dahl (admitted pro hac vice)	919 North Market Street, 17th Floor
KIRKLAND & ELLIS LLP	Wilmington, Delaware 19899-8705
300 North LaSalle Drive	Telephone: (302) 652-4100
Chicago, Illinois 60654-3406	Facsimile: (302) 652-4400
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Co-Counsel to the Debtors	Co-Counsel to the Debtors

Dated: May 26, 2009

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1

A.	Defined Terms	1
B.	Rules of Interpretation	11
C.	Computation of Time	12
D.	Governing Law	12
E.	Reference to Monetary Figures	12
F.	Reference to the Debtors or the Reorganized Debtors	12

ARTICLE II. DIP FACILITY CLAIMS, ADMINISTRATIVE CLAIMS, AND PRIORITY TAX CLAIMS	12

A.	DIP Facility Claims	12
B.	Administrative Claims	12
C.	Priority Tax Claims	13

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	13

A.	Summary of Classification	13
B.	Treatment of Claims and Interests	13
C.	Special Provision Governing Unimpaired Claims	16
D.	Acceptance or Rejection of the Plan	16
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	17
F.	Controversy Concerning Impairment	17

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN	17

A.	Sources of Consideration for Plan Distributions	17
B.	Substantive Consolidation	17
C.	HoldCo	18
D.	Exit Facility	18
E.	HoldCo Loan	19
F.	New Term Loan Credit Agreement	19
G.	Issuance of Reorganized Source Interlink Companies Equity Interests	19
H.	Issuance of New Common Stock	19
I.	Section 1145 Exemption	20
J.	Listing of New Common Stock	20
K.	Corporate Existence	20
L.	Vesting of Assets in the Reorganized Debtors	20
M.	Cancellation of Securities and Agreements	21
N.	Restructuring Transactions	21
O.	Corporate Action	21
P.	Effectuating Documents; Further Transactions	22
Q.	Exemption from Certain Taxes and Fees	22
R.	Employee and Retiree Benefits	22
S.	D&O Liability Insurance Policies	22
T.	Indemnification Provisions	23
U.	Preservation of Rights of Action	23
V.	Priority Tax Claims Bar Date	23

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	24

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	24
B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	24
C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	24
D.	Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date	24
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	24
F.	Indemnification Provisions	25
G.	Reservation of Rights	25
H.	Nonoccurrence of Effective Date	25
I.	Rejection Claims Bar Date	25

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	25

A.	Timing and Calculation of Amounts to Be Distributed	25
B.	Disbursing Agent	26
C.	Rights and Powers of Disbursing Agent	26
D.	Distributions on Account of Claims Allowed After the Effective Date	26
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	27
F.	Compliance with Tax Requirements/Allocations	27
G.	Setoffs	27
H.	Claims Paid or Payable by Third Parties	29

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	28

A.	Prosecution of Objections to Claims	28
B.	Procedures Regarding Disputed Claims	29
C.	Allowance of Claims and Interests	29
D.	No Distributions Pending Allowance	29
E.	Distributions After Allowance	29

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	30

A.	Discharge of Claims and Termination of Interests	30
B.	Subordinated Claims	30
C.	Compromise and Settlement of Claims, Interests, and Controversies	30
D.	Debtor Release	31
E.	Third Party Release	31
F.	Exculpation	32
G.	Indemnification	32
H.	Injunction	33
I.	Setoffs	34
J.	Release of Liens	34

ARTICLE IX. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS	34

A.	Professional Fee Escrow Account	34
B.	Professional Fee Reserve Amount	34
C.	Post-Confirmation Date Fees and Expenses	34

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	35

A.	Conditions Precedent to Confirmation	35
B.	Conditions Precedent to Consummation	35
C.	Waiver of Conditions	35
D.	Effective Date	35
E.	Effect of Non-Occurrence of Conditions to Consummation	35

ARTICLE XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	36

A.	Modification and Amendments	36
B.	Effect of Confirmation on Modifications	36
C.	Revocation or Withdrawal of the Plan	36

ARTICLE XII. RETENTION OF JURISDICTION	36

ARTICLE XIII. MISCELLANEOUS PROVISIONS	38

A.	Immediate Binding Effect	38
B.	Additional Documents	38
C.	Payment of Statutory Fees	38
D.	Dissolution of Committees	38
E.	Reservation of Rights	38
F.	Successors and Assigns	39
G.	Service of Documents	39
H.	Term of Injunctions or Stays	39
I.	Entire Agreement	39
J.	Nonseverability of Plan Provisions	39

INTRODUCTION

Source Interlink Companies, Inc. and the other Debtors in the above-captioned Chapter 11 Cases respectfully propose the following prepackaged joint plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtors pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101–1532.  Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof.  Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  THE PLAN PROVIDES FOR SUBSTANTIVE CONSOLIDATION OF ALL OF THE ESTATES FOR ALL PURPOSES ASSOCIATED WITH CONFIRMATION AND CONSUMMATION OF THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by a Professional through and including the Confirmation Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or other order of the Bankruptcy Court and regardless of whether a fee application has been Filed for such fees and expenses.  To the extent the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall no longer constitute Accrued Professional Compensation.

2. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means with respect to Claims: (a) any Claim proof of which is timely Filed (or for which Claim under the Plan, the Bankruptcy Code, or Final Order of the Bankruptcy Court a Proof of Claim is or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to any Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed for voting purposes only by a Final Order.  Any Claim that has been or is hereafter listed in the Schedules as contingent,

5. unliquidated or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

6. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

7. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as applicable to the Chapter 11 Cases.

8. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the order of the United States District Court for the District of Delaware, the United States District Court for the District of Delaware.

9. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

10. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

11. “Cash” means the legal tender of the United States of America or the equivalent thereof.

12. “Causes of Action” means any claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

13. “Certificate” means any instrument evidencing a Claim or an Interest.

14. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

15. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

16. “Claims Objection Bar Date” means, as applicable, the latest of: (x) 180 days after the Effective Date; (y) 180 days after the relevant Proof of Claim is Filed; or (z) such later period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors.

17. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

18. “Committee” or “Committees” means any official committee (and any and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

19. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A hereof having been:  (a) satisfied; or (b) waived pursuant to Article X.C hereof.

20. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

21. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

22. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

23. “Consummation” means the occurrence of the Effective Date.

24. “Cure Claim” means a Claim based upon the Debtors’ defaults, if any, on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

25. “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtors as of the Petition Date.

26. “Debtor” means one of the Debtors, in its individual capacity as a debtor in the Chapter 11 Cases.

27. “Debtor Release” means the release given by the Debtors to the Debtor Releasees as set forth in Article VIII.D hereof.

28. “Debtor Releasee” means, collectively, (a) all current officers, directors, managers, and employees of the Debtors; and (b) all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Debtors, their subsidiaries, and each of their respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such; provided, however, that no Non-Released Party will be a Debtor Releasee.

29. “Debtors” means, collectively:  Source Interlink Companies, Inc.; AEC Direct, LLC; Automotive.com, LLC; Canoe & Kayak, Inc.; Directtou, Inc.; Enthusiast Media Subscription Company, Inc.; Motor Trend Auto Shows, LLC; RDS Logistics, LLC; Source-Chestnut Display Systems, Inc.; Source Home Entertainment, Inc.; Source Interlink Distribution, LLC; Source Interlink International, Inc.; Source Interlink Magazines, LLC; Source Interlink Manufacturing, LLC; Source Interlink Media, LLC; Source Interlink Retail Services, LLC; Source Mid Atlantic News, LLC; and The Interlink Companies, Inc.

30. “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in the Chapter 11 Cases, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

31. “DIP Agents” means, collectively, the DIP Revolving Credit Facility Agent and the DIP Term Loan Agent.

32. “DIP Credit Agreements” means, collectively, the DIP Revolving Credit Facility Agreement and the DIP Term Loan Agreement.

33. “DIP Facilities” means, collectively, the DIP Revolving Credit Facility and the DIP Term Loan.

34. “DIP Facility Claims” means, collectively, DIP Revolving Credit Facility Claims and DIP Term Loan Claims.

35. “DIP Lenders” means, collectively, the DIP Revolving Credit Facility Lenders and the DIP Term Loan Lenders.

36. “DIP Revolving Credit Facility” means that certain debtor in possession revolving credit facility entered into pursuant to the DIP Revolving Credit Facility Agreement.

37. “DIP Revolving Credit Facility Agent” means the administrative agent under the DIP Revolving Credit Facility Agreement, or any successor agent appointed in accordance with such agreement.

38. “DIP Revolving Credit Facility Agreement” means that certain debtor in possession credit agreement to be executed on or prior to the Petition Date by and among the Debtors, the DIP Revolving Credit Facility Agent, the DIP Revolving Credit Facility Lenders named therein, and the other parties thereto, as the same may be subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto on commercially reasonable terms for similar transactions and substantially consistent with the term sheet attached to the Disclosure Statement as Exhibit E.

39. “DIP Revolving Credit Facility Claim” means any and all Claims arising under or related to the DIP Revolving Credit Facility, including, without limitation, the “Related Document Obligations” as defined in the DIP Revolving Credit Facility Agreement.

40. “DIP Revolving Credit Facility Lenders” means the DIP Revolving Credit Facility Agent and the banks, financial institutions, and other lender parties to the DIP Revolving Credit Facility Agreement from time to time, each in their capacity as such.

41. “DIP Term Loan” means that certain debtor in possession term loan entered into pursuant to the DIP Term Loan Agreement.

42. “DIP Term Loan Agent” means the administrative agent under the DIP Term Loan Agreement, or any successor agent appointed in accordance with such agreement.

43. “DIP Term Loan Agreement” means that certain debtor in possession credit agreement to be executed on or prior to the Petition Date by and among the Debtors, the DIP Term Loan Agent, the DIP Term Loan Lenders named therein, and the other parties thereto, as the same may be subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto on commercially reasonable terms for similar transactions and substantially consistent with the term sheet attached to the Disclosure Statement as Exhibit E.

44. “DIP Term Loan Claim” means any and all Claims arising under or related to the DIP Term Loan.

45. “DIP Term Loan Lenders” means the DIP Term Loan Agent and the banks, financial institutions, and other lender parties to the DIP Term Loan Agreement from time to time, each in their capacity as such.

46. “Disbursing Agent” means the Reorganized Debtors, or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

47. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated April 25, 2009 [Docket No. 19], as supplemented by the Disclosure Statement Supplement, and as further amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

48. 46A.           “Disclosure Statement Supplement” means the Supplement to the Disclosure Statement for the Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated April 27, 2009 [Docket No. 21], including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

49. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

50. “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which the conditions as specified in the Plan, including Article X.B hereof, have been satisfied or waived.  Unless otherwise specifically provided in the Plan, any of the documents contained in the Plan Supplement, or the DIP Credit Agreement, anything required to be done by the Debtors on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

51. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

52. “Equity Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date, including any Claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising therefrom; provided, however, that Equity Interest does not include any Intercompany Interest.

53. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

54. “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Debtor Releasees; (d) the Indenture Trustee;  (e) the Third Party Releasees; and (f) all of the current and former members (including ex officio members), officers, directors, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, agents, affiliates and representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such); provided, however, that no Non-Released Party will be an Exculpated Party.

55. “Exculpation” means the exculpation provision set forth in Article VIII.F hereof.

56. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

57. “Exit Facility” means the new revolving credit facility to be entered into by the Debtors pursuant to the Exit Facility Agreement.

58. “Exit Facility Agent” means the administrative agent to be appointed under the Exit Facility Agreement.

59. “Exit Facility Agreement” means that agreement to be executed on or before the Effective Date, including any agreements, amendments, supplements or documents related thereto, on commercially reasonable terms for similar transactions acceptable to:  (a) the Debtors; and (b) the Required Plan Modification Agents and substantially consistent with the term sheet attached to the Disclosure Statement as Exhibit F.

60. “Exit Facility Documents” means, collectively, the Exit Facility Agreement and all related agreements, documents or instruments to be executed or delivered in connection with the Exit Facility and the Exit Facility Agreement.

61. “Fee Claim” means a Claim for Accrued Professional Compensation.

62. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

63. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

64. “General Unsecured Claim” means any unsecured Claim against any of the Debtors that is not:  (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) a Senior Notes Claim; (e) a Section 510(b) Claim; or (f) an Intercompany Claim.

65. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

66. “Holder” means any Entity holding a Claim or an Interest.

67. “HoldCo” means the holding company that shall hold 100% of the Reorganized Source Interlink Companies Equity Interests upon the Effective Date.

68. “HoldCo Loan” means that $200 million unsecured term loan to be entered into pursuant to the HoldCo Loan Agreement.

69. “HoldCo Loan Agreement” means that certain loan agreement to be executed on or prior to the Effective Date by the Debtors and the administrative agent as party thereto and the lenders as parties thereto on commercially reasonable terms for similar transactions acceptable to:  (a) the Debtors; and (b) the Required Plan Modification Agents and substantially consistent with the term sheet attached to the Disclosure Statement as Exhibit G.

70. “HoldCo Loan Documents” means the HoldCo Loan Agreement and all related documents, agreements or instruments to be executed or delivered in connection therewith.

71. “Impaired” means any Claim or Interest in an Impaired Class.

72. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

73. “Indemnification” means the indemnification provision set forth in Article VIII.G hereof.

74. “Indemnification Provision” means each of the Debtors’ indemnification provisions currently in place whether in the bylaws, certificates of incorporation, other formation documents, board resolutions or employment contracts for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

75. “Indemnified Parties” means, collectively, the Debtors and each of their respective current and former officers, directors, managers, and employees, each in their respective capacities as such.

76. “Indenture” means that certain indenture dated June 23, 2008 by and between Source Interlink Companies, Inc. and various Affiliates of Source Interlink Companies as guarantors, and HSBC Bank USA, National Association, as trustee.

77. “Indenture Trustee” means HSBC Bank USA, National Association, in its capacity as trustee under the Indenture.

78. “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.

79. “Intercompany Contracts” means any Executory Contract, Unexpired Lease, agreement, contract, or lease the parties to which are Debtors.

80. “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor, or an Equity Interest in a Debtor held by an Affiliate of a Debtor.  For the avoidance of doubt, Intercompany Interests excludes Equity Interests in Source Interlink Companies.

81. “Interests” means, collectively, Equity Interests and Intercompany Interests.

82. “Interim Compensation Order” means an order of the Bankruptcy Court allowing Professionals to seek interim compensation in accordance with the procedures approved therein, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

83. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

84. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

85. “Management Incentive Program” means that certain post-Effective Date Management Incentive Program, the terms of which plan shall be determined and implemented on or as soon as reasonably practicable after the Effective Date by the New Board or any compensation committee thereof in its discretion.

86. “New Board” means the initial board of directors of HoldCo.

87. “New Common Stock” means 100,000,000 newly-issued shares of common stock of HoldCo.

88. “New Term Loan Administrative Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the New Term Loan Credit Agreement.

89. “New Term Loan Credit Agreement” means that amended and restated term loan agreement to be executed by the Debtors and the New Term Loan Administrative Agent and those lenders as parties thereto on or before the Effective Date, including any agreements, amendments, supplements, or documents related thereto, on commercially reasonable terms for similar transactions acceptable to:  (a) the Debtors; and (b) the Required Plan Modification Agents and substantially consistent with the term sheet attached to the Disclosure Statement as Exhibit F.

90. “New Term Loan A” means the new term loan A facility to be entered into by the Debtors pursuant to the New Term Loan Credit Agreement.

91. “New Term Loan B” means the new term loan B facility to be entered into by the Reorganized Debtors pursuant to the New Term Loan Credit Agreement.

92. “New Term Loan Documents” means the New Term Loan Credit Agreement and all related documents, agreements or instruments to be executed and delivered in connection therewith.

93. “Non-Released Parties” means those Entities identified in the Plan Supplement as Non-Released Parties.

94. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than:  (a) an Administrative Claim; or (b) a Priority Tax Claim.

95. “Other Secured Claim” means any Secured Claim that is not:  (a) a Revolving Credit Facility Claim; (b) a Term Loan Claim; or (c) a DIP Facility Claim.

96. “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

97. “Petition Date” means April 27, 2009.

98. “Plan” means this Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (with Technical Amendments), as amended supplemented, or modified from time to time, including the Plan Supplement and the term sheets attached as Exhibits B, C, and D to the Disclosure Statement Supplement, which are incorporated herein by reference.

99. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed prior to the Confirmation Hearing, as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, including:  (a) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code; (b) a list of Executory Contracts and Unexpired Leases to be rejected; (c) a schedule of Causes of Action to be retained by the Reorganized Debtors; (d) a description of the Shareholders Agreement; (e) a description of HoldCo’s acquiring and holding 100% of the Reorganized Source Interlink Companies Equity Interests; and (f) amended certificates of incorporation and by-laws or a description thereof.

100. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

101. “Priority Tax Claims Bar Date” means the first Business Day that is 180 days after the Effective Date.

102. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

103. “Professional” means an Entity:  (a) retained pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363, and 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

104. “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid Fee Claims.

105. “Professional Fee Reserve Amount” means the aggregate Accrued Professional Compensation through the Confirmation Date as estimated by the Professionals in accordance with Article IX.B hereof.

106. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

107. “Record Date” means the close of business on April 16, 2009.

108. “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease.

109. “Rejection Claims Bar Date” means the first Business Day that is 30 days after the latest of: (x) the date of entry of an order of the Bankruptcy Court approving the rejection of the relevant Executory Contract

110. or Unexpired Lease; (y) the Effective Date; and (z) the effective date of rejection for the relevant Executory Contract or Unexpired Lease.

111. “Release Opt-Out Form” means a form included in the Ballots, due by the Voting Deadline, pursuant to which Holders of Claims entitled to Vote to accept or reject the Plan but who do not otherwise vote to accept or reject the Plan may opt-out of the Third Party Release.

112. “Releasing Parties” means, collectively: (a) the Revolving Credit Facility Agents; (b) the Revolving Credit Facility Lenders; (c) the Term Loan Agents; (d) the Term Loan Lenders; (e) the DIP Agents; (f) the DIP Lenders; and (g) all Holders of Claims or Equity Interests except Holders of any Claims or Equity Interests: (x) who vote to reject the Plan; (y) who do not vote to accept or reject the Plan but who timely submit a Release Opt-Out Form indicating their decision to not participate in the Third Party Release set forth in Article VIII.E hereof; or (z) who are in a Class that is deemed to reject the Plan.

113. “Reorganized Debtor” or “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

114. “Reorganized Source Interlink Companies” means Source Interlink Companies as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of substantially all assets or otherwise, on and after the Effective Date.

115. “Reorganized Source Interlink Companies Equity Interests” means the equity interests in Reorganized Source Interlink Companies to be issued on or prior to the Effective Date.

116. “Required Plan Modification Agents” means:  (a) the Term Loan Administrative Agent; (b) the Revolving Credit Facility Administrative Agent (provided that Revolving Credit Facility Claims are not rolled up pursuant to the DIP Facilities); and (c)  the DIP Agents.  In each instance in which a right or authority of a Required Plan Modification Agent is recognized, such right or authority is subject to such Person's obligations as agent under (and as described in) the respective DIP Credit Agreement, the Term Loan Agreement or the Revolving Credit Agreement, as applicable.

117. “Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of August 1, 2007, as the same may have been amended from time to time, by and between Source Interlink Companies, as borrower, certain Affiliates of Source Interlink Companies as guarantors, the Revolving Credit Facility Agents, and the Revolving Credit Facility Lenders.

118. “Revolving Credit Facility” means the $300 million secured credit facility provided under the Revolving Credit Agreement.

119. “Revolving Credit Facility Administrative Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the Revolving Credit Facility.

120. “Revolving Credit Facility Agents” means, collectively, the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility Collateral Agent, the Revolving Credit Facility Documentation Agent, and the Revolving Credit Facility Syndication Agent.

121. “Revolving Credit Facility Claim” means any Claim arising under or related to upon the Revolving Credit Facility, including the “Related Document Obligations” as defined in the Revolving Credit Agreement.

122. “Revolving Credit Facility Collateral Agent” means Citicorp North America, Inc., in its capacity as collateral agent under the Revolving Credit Facility.

123. “Revolving Credit Facility Documentation Agent” means, collectively, Wachovia Bank, National Association and Wells Fargo Foothill, LLC, each in their capacity as co-documentation agents under the Revolving Credit Facility.

124. “Revolving Credit Facility Lenders” means those banks, financial institutions, and other lender parties to the Revolving Credit Facility from time to time, each in their capacity as such.

125. “Revolving Credit Facility Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent under the Revolving Credit Facility.

126. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

127. “Section 510(b) Claims” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code; provided that a Section 510(b) Claim shall not include any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Equity Interest.

128. “Secured” means when referring to a Claim:  (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

129. “Secured Claim” means a Claim that is Secured.

130. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, or any similar federal, state or local law.

131. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a–78nn, as amended.

132. “Senior Notes” means those 11.25% Senior Notes due July 15, 2015, issued under the Indenture.

133. “Senior Notes Claim” means any Claim derived from or based upon the Indenture with respect to the Senior Notes; provided that Senior Notes Claims shall not include Section 510(b) Claims.

134. “Shareholders Agreement” means that certain agreement to be executed on or before the Effective Date providing for, among other things, the rights and obligations of the Holders of the New Common Stock which shall be in form and substance satisfactory to the Requisite Lenders (as defined by the Term Loan Agreement).

135. “Source Interlink Companies” means Source Interlink Companies, Inc., a Delaware corporation.

136. “Subplan” means a subplan of reorganization that would be filed by each of the Debtors in the event the Bankruptcy Court does not substantively consolidate the Debtors’ Estates.

137. “Term Loan” means the $880 million term loan provided under the Term Loan Agreement.

138. “Term Loan Administrative Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the Term Loan Agreement.

139. “Term Loan Agents” means, collectively, the Term Loan Administrative Agent, the Term Loan Collateral Agent, and the Term Loan Syndication Agent.

140. “Term Loan Agreement” means that certain Term Loan Agreement, dated as of August 1, 2007, as the same may have been amended from time to time, by and between Source Interlink Companies, as borrower, certain Affiliates of Source Interlink Companies as guarantors, the Term Loan Agents, and the Term Loan Lenders.

141. “Term Loan Claim” means any Claim arising under or related to the Term Loan.

142. “Term Loan Collateral Agent” means Citicorp North America, Inc., in its capacity as collateral agent under the Term Loan Agreement.

143. “Term Loan Lenders” means those banks, financial institutions, and other lender parties to the Term Loan from time to time, each in their capacity as such.

144. “Term Loan Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as syndication agent under the Term Loan Agreement.

145. “Third Party Release” means the release provision set forth in Article VIII.E hereof.

146. “Third Party Releasees” means, collectively, (a) the Revolving Credit Facility Agents; (b) the Revolving Credit Facility Lenders; (c) the Term Loan Agents; (d) the Term Loan Lenders; (e) the DIP Agents; (f) the DIP Lenders; and (g) all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals, current and former members (including ex officio members), officers, directors, employees, partners, and affiliates of each of the foregoing, each of the foregoing in their respective capacities as such; provided, however, that any Holder of a Claim who votes to reject the Plan or who submits a Release Opt-Out Form opting out of the Third Party Release shall not be a Third Party Releasee.

147. “Trade Intercreditor Agreement” means any intercreditor or subordination agreement between, among others, the Term Loan Administrative Agent, the Revolving Credit Facility Administrative Agent and certain of the Debtors’ vendors (each in their capacities as such) including:  (a) Universal Music Group Distribution Corp.; (b) Warner Home Video, a division of Warner Home Entertainment Corp.; (c) Warner/Elektra/Atlantic Corp.; (d) Capitol Records, Inc.; (e) Caroline Records, Inc.; (f) Sony BMG Music Entertainment on behalf of itself and its subsidiaries, Sony BMG Music Entertainment (US Latin) LLC and Red Distribution LLC; and (g) Universal Studios Home Entertainment LLC, governing, among other things, the respective rights, remedies, and priorities of Claims and Liens held by such parties, or any similar or related agreement (and as the same may have been modified, amended or restated).

148. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

149. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

150. “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on April 27, 2009.

B.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

DIP FACILITY CLAIMS, ADMINISTRATIVE CLAIMS, AND PRIORITY TAX CLAIMS

A.	DIP Facility Claims

1. DIP Revolving Credit Facility Claims

Subject to the terms of the DIP Revolving Credit Facility Agreement, in full and final satisfaction, settlement, release, and discharge of and in exchange for each DIP Revolving Credit Facility Claim, on the Effective Date DIP Revolving Credit Facility Claims shall be paid in full in Cash with proceeds from the Exit Facility.

2. DIP Term Loan Claims

Subject to the terms of the DIP Term Loan Agreement, in full and final satisfaction, settlement, release, and discharge of and in exchange for each DIP Term Loan Claim, on the Effective Date DIP Term Loan Claims shall convert into obligations of the Debtors under the New Term Loan A on a dollar for dollar basis.

B.	Administrative Claims

1. Administrative Claims Other Than Fee Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each

Holder of such Allowed Administrative Claim shall be paid in full in Cash the unpaid portion of such Allowed Administrative Claim in accordance with the terms of the applicable contract or agreement governing such Claim, if any, or otherwise in the ordinary course of business.

2. Fee Claims

Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 45 days after the Effective Date.  Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (x) 45 days after the Effective Date and (y) 30 days after the Filing of the applicable request for payment of the Fee Claim.  To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.

C.	Priority Tax Claims

Subject to the requirements of Article IV.V hereof, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by the Debtors prior to the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive on account of such Claim, payment in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (1) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (2) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; and (3) over a period ending not later than 5 years after the Petition Date.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in this Article III.

A.	Summary of Classification

All Claims and Interests, other than DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1. Substantive Consolidation of the Debtors

Pursuant to Article IV.B hereof, the Plan provides for the substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation.  As a result of the substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.

2. Class Identification

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claim	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Revolving Credit Facility Claims	Unimpaired	Deemed to Accept
4	Term Loan Claims	Impaired	Entitled to Vote
5	Senior Notes Claims	Impaired	Deemed to Reject
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Intercompany Claims	Unimpaired	Deemed to Accept
8	Intercompany Interests	Unimpaired	Deemed to Accept
9	Section 510(b) Claims	Impaired	Deemed to Reject
10	Equity Interests in Source Interlink Companies	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

1. Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on the later of the Effective Date or the date on which such Other Priority Claim becomes an Allowed Other Priority Claim or as soon as reasonably practicable thereafter.

(c)
Voting:  Class 1 is Unimpaired, and Holders of Class 1 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject the Plan.

2. Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting:  Class 2 is Unimpaired, and Holders of Class 2 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3. Class 3 - Revolving Credit Facility Claims

(a)	Classification: Class 3 consists of all Revolving Credit Facility Claims.

(b)
Allowance:  To the extent not rolled up by the DIP Revolving Credit Facility as of the Effective Date, the Revolving Credit Facility Claims shall be Allowed and deemed to be Allowed Claims in the amount of $158,725,062.05,[1] plus interest and fees due and owing under the Revolving Credit Facility, which Allowed Claims shall not be subject to any avoidance, reductions, setoff, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under applicable law by any Entity.

(c)
Treatment:  To the extent Revolving Credit Facility Claims are not rolled up by the DIP Revolving Credit Facility as of the Effective Date, Holders of Revolving Credit Facility Claims will receive payment in full in Cash of such Revolving Credit Facility Claims with the proceeds from the Exit Facility, in full and final settlement, release and discharge of and in exchange for each Revolving Credit Facility Claim.

(d)
Voting:  Class 3 is Unimpaired, and Holders of Class 3 Revolving Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 3 Revolving Credit Facility Claims are not entitled to vote to accept or reject the Plan.

4. Class 4 - Term Loan Claims

(a)	Classification: Class 4 consists of all Term Loan Claims.

(b)
Allowance:  The Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the amount of $866,800,000.00, plus interest and fees due and owing under the Term Loan Agreement, which Allowed Claims shall not be subject to any avoidance, reductions, setoff, recharacterization, subordination, counterclaims, cross claims, defenses, disallowance, impairment, or any other challenges under applicable law by any Entity.

(c)
Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Term Loan Claim, each Holder of such Term Loan Claim shall receive on or as soon as reasonably practicable after the Effective Date:  (i) its Pro Rata share of 100% of the New Common Stock; (ii) its Pro Rata share of HoldCo’s obligations under the HoldCo Loan; (iii) its Pro Rata share of $315,000,000 of the Debtors’ obligations under the New Term Loan B; and (iv) with respect to each Holder of a Term Loan Claim that commits to fund loans under the DIP Term Loan, up to $85,000,000 of the Debtors’ obligations under the New Term Loan B on a dollar-for-dollar basis for each dollar committed by such Holder under the DIP Term Loan.

(d)	Voting: Class 4 is Impaired. Therefore, Holders of Class 4 Term Loan Claims as of the Record Date are entitled to vote to accept or reject the Plan.

5. Class 5 - Senior Notes Claims

(a)	Classification: Class 5 consists of all Senior Notes Claims.

1	The total amount of Allowed Revolving Credit Facility Claims shall be revised as of the Petition Date.

(b)
Treatment:  Holders of Senior Notes Claims will not receive any distribution on account of such Claims, and Senior Notes Claims shall be discharged, cancelled, released, and extinguished as of the Effective Date.

(c)
Voting:  Class 5 is Impaired, and Holders of Class 5 Senior Notes Claims are not entitled to receive or retain any property under the Plan on account of Class 5 Senior Notes Claims.  Therefore, Holders of Class 5 Senior Notes Claims are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 5 Senior Notes Claims are not entitled to vote to accept or reject the Plan.

6. Class 6 - General Unsecured Claims

(a)	Classification: Class 6 consists of all General Unsecured Claims.

(b)
Treatment:  Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each Holder of such General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired.  A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such General Unsecured Claim.

(c)
Voting.  Class 6 is Unimpaired, and Holders of Class 6 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 6 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

7. Class 7 - Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: Intercompany Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting:  Class 7 is Unimpaired, and Holders of Class 7 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 7 Intercompany Claims are not entitled to vote to accept or reject the Plan.

8. Class 8 - Intercompany Interests

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)
Treatment:  Although Intercompany Interests shall not receive any distribution on account of such Intercompany Interests, Intercompany Interests will not be cancelled and, solely to implement the Plan, will be addressed as set forth in Article IV.K hereof.

(c)
Voting:  Class 8 is Unimpaired, and Holders of Class 8 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 8 Intercompany Interests are not entitled to vote to accept or reject the Plan.

   9. Class 9 - Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)
Treatment:  Holders of Section 510(b) Claims will not receive any distribution on account of such Claims, and Section 510(b) Claims shall be discharged, cancelled, released, and extinguished as of the Effective Date.

(c)
Voting:  Class 9 is Impaired, and Holders of Class 9 Section 510(b) Claims are not entitled to receive or retain any property under the Plan on account of Class 9 Section 510(b) Claims.  Therefore, Holders of Class 9 Section 510(b) Claims are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 9 Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

10. Class 10 - Equity Interests in Source Interlink Companies

(a)	Classification: Class 10 consists of all Equity Interests in Source Interlink Companies.

(b)
Treatment:  Holders of Equity Interests in Source Interlink Companies will not receive any distribution on account of such Claims, and Equity Interests in Source Interlink Companies shall be discharged, cancelled, released, and extinguished as of the Effective Date.

(c)
Voting:  Class 10 is Impaired, and Holders of Class 10 Equity Interests in Source Interlink Companies are not entitled to receive or retain any property under the Plan on account of Class 10 Equity Interests in Source Interlink Companies.  Therefore, Holders of Class 10 Equity Interests in Source Interlink Companies are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 10 Equity Interests in Source Interlink Companies are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Acceptance or Rejection of the Plan

1. Presumed Acceptance of the Plan

Classes 1, 2, 3, 6, 7 and 8 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

2. Voting Class

Class 4 is Impaired under the Plan, and Holders of Class 4 Claims as of the Record Date are entitled to vote to accept or reject the Plan.

3. Deemed Rejection of the Plan

Classes 5, 9 and 10 are Impaired and shall receive no distribution under the Plan and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right to modify the Plan in accordance with Article XI hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

F.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Consideration for Plan Distributions

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the HoldCo Loan, the Exit Facility, the New Term Loan A, the New Term Loan B, the issuance of the New Common Stock, or other Cash from the Debtors, including Cash from operations.

B.	Substantive Consolidation

The Plan shall serve as a motion by the Debtors seeking entry of an order substantively consolidating all of the Estates into a single consolidated Estate for all purposes associated with Confirmation and Consummation.

If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of Source Interlink Companies for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor shall be treated as one collective obligation of the Debtors.  Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases.  Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or the Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

In the event that the Bankruptcy Court does not order substantive consolidation of the Debtors, then except as specifically set forth in the Plan: (1) nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor; (2) Claims against multiple Debtors shall be treated as separate Claims with respect to each Debtor’s Estate for all purposes (including distributions and voting), and such Claims shall be administered as provided in the Plan; (3) the Debtors shall not, nor shall they be required to, resolicit votes with respect to the Plan, nor will the failure of the Bankruptcy Court to approve substantive consolidation of the Debtors alter the distributions set forth in the Plan; and (4)  the Debtors may file Subplans of reorganization and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Subplan; provided that a Holder’s (a)  vote to accept or reject the Plan; (b) presumed acceptance of the Plan pursuant to section 1126(f) of the Bankruptcy Code; or (c) deemed rejection of the Plan pursuant to section 1126(g) may be deemed a vote to accept or reject an applicable Subplan (as the case may be) to the extent that such Subplan does not provide such Holder with less favorable treatment than such Holder would have received if the Bankruptcy Court had ordered substantive consolidation as set forth herein.  The Debtors’ inability to confirm any Subplan or the Debtors’ election to withdraw any Subplan shall not impair the confirmation of any other Subplan or the consummation of any such Subplan.

C.	HoldCo

In order to facilitate and implement the Plan, the Debtors shall, as described in the Plan Supplement, take all actions necessary, appropriate, or desirable to cause HoldCo to hold 100% of the Reorganized Source Interlink Companies Equity Interests upon the Effective Date, whether by forming HoldCo as a new Entity or from an existing affiliate of the Debtors, or by causing Source Interlink Companies to transfer its assets to a newly formed successor Entity such that Source Interlink Companies is HoldCo and the newly formed successor Entity is Reorganized Source Interlink Companies, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, articles of incorporation, operating agreements, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; and (3) all other actions that the Reorganized Debtors determine are necessary or appropriate.

D.	Exit Facility

Confirmation shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by HoldCo, if any, and the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Agreement and such other documents as may be required or appropriate to effectuate the treatment afforded to such lenders pursuant to the Exit Facility Agreement.  The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.  To the extent Revolving Credit Facility Claims are not rolled up by the DIP Revolving Credit Facility as of the Effective Date, Revolving Credit Facility Claims shall be paid in full in Cash with the proceeds from the Exit Facility.

Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the Exit Facility Agreement, DIP Revolving Credit Facility and the Revolving Credit Facility shall be refinanced and the Revolving Credit Agreement and the DIP Revolving Credit Facility Agreement shall be deemed to have been terminated.  Notwithstanding the foregoing, all obligations of the Debtors to the DIP Revolving Credit Facility Agent and the DIP Revolving Credit Facility Lenders under the DIP Revolving Credit Facility Agreement which are expressly stated in the DIP Revolving Credit Facility Agreement as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect.  For purposes of any Trade Intercreditor Agreement, the Exit Facility shall be deemed an amendment, modification or refinancing of the Revolving Credit Facility.

Upon the date the Exit Facility Agreement becomes effective, (1) HoldCo, the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Agreement and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (2) the Exit Facility Documents shall constitute the legal, valid and binding obligations of HoldCo (to the extent applicable) and the Reorganized Debtors which are parties thereto, enforceable in accordance with their respective terms, and (3) no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.

HoldCo, the Debtors and the Reorganized Debtors, as applicable, and any other Entities granting any Liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence of perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

E.	HoldCo Loan

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the HoldCo Loan and authorization for the Debtors, the Reorganized Debtors and HoldCo, as the case may be, to enter into and execute the HoldCo Loan Agreement and such other documents as may be required or appropriate to effectuate the treatment afforded to such lenders pursuant to the HoldCo Loan Agreement, and upon the Effective Date and in accordance with the HoldCo Loan Agreement, the HoldCo Loan shall constitute legal, valid, and binding obligations of HoldCo, enforeceable in accordance with its terms.

F.	New Term Loan Credit Agreement

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the New Term Loan A and New Term Loan B and authorization for the Debtors, the Reorganized Debtors and HoldCo, as the case may be, to enter into and execute the New Term Loan Credit Agreement and such other documents as may be required or appropriate to effectuate the treatment afforded to such lenders pursuant to the New Term Loan Credit Agreement, and upon the Effective Date and in accordance with the New Term Loan Credit Agreement, the New Term Loan A and the New Term Loan B shall constitute legal, valid, and binding obligations of HoldCo and the Reorganized Debtors, enforceable in accordance with its terms.

Upon the date the New Term Loan A and the New Term Loan B become effective, HoldCo, the Debtors and the Reorganized Debtors are (1) authorized to execute and deliver the New Term Loan Credit Agreement and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (2) the New Term Loan Credit Agreement shall constitute the legal, valid and binding obligations of the Reorganized Debtors which are parties thereto, enforceable in accordance with their respective terms, and (3) no obligation, payment, transfer or grant of security under the New Term Loan Credit Agreement shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.  For purposes of any Trade Intercreditor Agreement, the New Term Loan Credit Agreement shall be deemed an amendment, modification or refinancing of the Term Loan.

HoldCo, the Debtors and the Reorganized Debtors, as applicable, and any other Entities granting any Liens and security interests to secure the obligations under the New Term Loan Credit Agreement are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence of perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

G.	Issuance of Reorganized Source Interlink Companies Equity Interests

The issuance of the Reorganized Source Interlink Companies Equity Interests is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests.  On the Effective Date, 100% the Reorganized Source Interlink Companies Equity Interests shall be held by HoldCo pursuant to Article IV.C hereof.

H.	Issuance of New Common Stock

The issuance of the New Common Stock, including the shares of the New Common Stock, options, or other equity awards reserved for the Management Incentive Program (if any), by HoldCo is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests.  On the Effective Date, the New Common Stock shall be issued to the Holders of Term Loan Claims pursuant to the terms hereof.

All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued and fully paid and non-assessable.  Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The New Common Stock may be subject to certain transfer and other restrictions pursuant to the Shareholders Agreement, a description of which will be Filed pursuant to the Plan Supplement.

I.	Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities contemplated by the Plan and all agreements incorporated herein, including the New Common Stock, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities.  In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein, including the New Common Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in Article IV.J hereof; and (4) applicable regulatory approval.

J.	Listing of New Common Stock

The Reorganized Debtors shall not be obligated to list the New Common Stock on a national securities exchange.

K.	Corporate Existence

Except as otherwise provided herein and notwithstanding Article IV.B hereof, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan (including all actions necessary, appropriate, or desirable to cause HoldCo to hold 100% of the Reorganized Source Interlink Companies Equity Interests as of the Effective Date) and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.  Consequently, Intercompany Interests shall be retained, and the legal, equitable, and contractual rights to which Holders of Intercompany Interests are entitled shall remain unaltered to the extent necessary to implement the Plan.

L.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released pursuant to the Debtor Release), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens granted to secure the HoldCo Loan, if any, the Exit Facility, the New Term Loan A, the New Term Loan B, and Claims pursuant to the DIP Facilities that by their terms survive termination of the DIP Facilities).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

M.	Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan:  (1) the obligations of the Debtors under the Indenture, and any other Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; (2) the obligations of the Debtors under the Revolving Credit Facility and the Term Loan, shall be deemed amended, modified or refinanced such that the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (3) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan as provided herein.

On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing, including the Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released and discharged.

N.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, certificates of incorporation, operating agreements, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; and (3) all other actions that the Reorganized Debtors determine are necessary or appropriate (including with respect to HoldCo pursuant to Article IV.C hereof).

O.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including:  (1) adoption or assumption, as applicable, of Executory Contracts and Unexpired Leases; (2) selection of the directors and officers for the Reorganized Debtors and HoldCo; (3) the execution of and entry into the Exit Facility Agreement; (4) the execution and entry into the HoldCo Loan Agreement; (5) the execution of and entry into the New Term Loan Credit Agreement; (6) the distribution of the New Common Stock as provided herein; (7) adoption of the Management Incentive Program; and (8) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) prior to the Effective Date, the appropriate officers of HoldCo, the Debtors or the Reorganized Debtors (including, any vice-president, president, chief executive officer, treasurer or chief financial officer thereof), as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including:  (1) the HoldCo Loan; (2) the Exit Facility; (3) the New Term Loan A; (4) the New

Term Loan B; and (5) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article IV.O shall be effective notwithstanding any requirements under nonbankruptcy law.

P.	Effectuating Documents; Further Transactions

On and after the Effective Date, HoldCo, the Reorganized Debtors and the managers, officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of HoldCo or the Reorganized Debtors (as applicable), without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Q.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article IV.N hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including:  (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

R.	Employee and Retiree Benefits

Except as otherwise provided herein, on and after the Effective Date, HoldCo or the Reorganized Debtors, as applicable, may:  (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (other than equity based compensation related to Equity Interests in Source Interlink Companies), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan.  Nothing herein shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.  As of the Effective Date, any equity award, stock option, or similar plans other than the Management Incentive Program shall be cancelled, including any such equity award, stock option, or similar plans incorporated into any existing employment agreement.

S.	D&O Liability Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors or HoldCo if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.  On or before the Effective Date, the Reorganized Debtors may obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers, and managers for a term not to exceed six years.

T.	Indemnification Provisions

Notwithstanding anything herein to the contrary the Reorganized Debtors or HoldCo (if necessary to continue all Indemnification Provisions in full force), as of the Effective Date, shall assume all Indemnification Provisions.  All Indemnification Provisions in place on and prior to the Effective Date for current and former officers, directors, managers and employees of the Debtors and their subsidiaries and such current and former officers’, directors’, managers’, and employees’ respective Affiliates shall survive the Effective Date for all Claims related to or in connection with, without limitation, any actions, omissions or transactions occurring prior to the Effective Date; provided, however, that notwithstanding anything herein to the contrary, the Debtors shall not indemnify or assume any Indemnification Provision as to any of the Non-Released Parties for any matter.

U.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Release provided by Article VIII.D hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Entity on or prior to the Effective Date (pursuant to the Debtor Release or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

V.	Priority Tax Claims Bar Date

Notwithstanding anything herein to the contrary, any Creditor holding (1) a Priority Tax Claim or (2) a Claim that would otherwise be a Priority Tax Claim but for the fact that such Claim arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code must File a Proof of Claim on account of such Claim, and such Proof of Claim must be Filed with the Bankruptcy Court on or before the Priority Tax Claims Bar Date.  All (1) Priority Tax Claims or (2) Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors, HoldCo, or the Reorganized Debtors, their Estates, and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  All such Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII.A and Article VIII.H hereof.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party (including all D&O Liability Insurance Policies), unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions or rejections described above as of the Effective Date.

Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend, or modify any intercompany contracts, leases, or other agreements without approval of the Bankruptcy Court.

B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

With respect to any Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant hereto (including pursuant to Article V.A hereof) or otherwise, Cure Claims shall be satisfied, pursuant to section 365(b) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree.  In the event of a dispute regarding: (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

D.	Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date

On and after the Effective Date, the Debtors may continue to perform under Intercompany Contracts, contracts, and leases entered into after the Petition Date by any Debtor in the ordinary course of business.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Indemnification Provisions

Notwithstanding anything herein to the contrary, the Reorganized Debtors or HoldCo (if necessary to continue all Indemnification Provisions in full force), as of the Effective Date, shall assume all Indemnification Provisions.  All Indemnification Provisions in place on and prior to the Effective Date for current and former officers, directors, managers, and employees of the Debtors and their subsidiaries and such current and former directors’, officers’, managers’ and employees’ respective Affiliates shall survive the Effective Date for all Claims related to or in connection with, without limitation, any actions, omissions or transactions occurring prior to the Effective Date; provided, however, that notwithstanding anything herein to the contrary, the Debtors shall not indemnify or assume any Indemnification Provision as to any of the Non-Released Parties for any matter.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 90 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided herein.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Rejection Claims Bar Date

Notwithstanding anything herein to the contrary, any Creditor holding a Rejection Claim must File a Proof of Claim on account of such Claim, and such Proofs of Claim must be Filed with the Bankruptcy Court on or before the Rejection Claims Bar Date.  All Rejection Claims for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors, HoldCo, or the Reorganized Debtors, their Estates, and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  All such Rejection Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII.A and Article VIII.H hereof.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof.  Except as otherwise provided herein,

Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

For the avoidance of doubt, Holders of General Unsecured Claims entitled to distributions hereunder shall receive such distributions without regard to any acceleration caused by the Filing of the Chapter 11 Cases:  (1) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim; or (2) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such General Unsecured Claim

B.	Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Distributions on Account of Claims Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2. Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

3. Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; and provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

Distributions of New Common Stock and any notes, certificates or other instruments evidencing the obligations of the Reorganized Debtors or HoldCo under the New Term Loan A, the New Term Loan B or the HoldCo Loan shall be (a) made to the Term Loan Administrative Agent for the benefit of Holders of Term Loan Claims as provided herein; (b) made to the DIP Term Loan Administrative Agent for the benefit of the DIP Term Loan Lenders; and (c) deemed completed when made to the Term Loan Administrative Agent or the DIP Term Loan Agent, respectively.

4. Minimum Distributions

The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of shares of New Common Stock and such fractions shall be deemed to be zero.

5. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

F.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G.	Setoffs

The Debtors and the Reorganized Debtors may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim (other than DIP Facility Claims and Term Loan Claims) an amount equal to any claims, equity interests, rights, and Causes of Action of any nature that the

Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim.  In the event that any such claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights, and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided herein.

H.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2. Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to Claims, other than Fee Claims, as permitted under the Plan.  From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  The Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.	Procedures Regarding Disputed Claims

Except as otherwise provided herein (including Article IV.V and Article V.I hereof), Holders of Claims shall not be required to File a Proof of Claim, and no parties should File a Proof of Claim.  Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors; provided that the Debtors and the Reorganized Debtors, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is Filed by the Claims Objection Bar Date.

For the avoidance of doubt:  (1) Holders of Rejection Claims must File a Proof of Claim with respect to such Claims by the Rejection Claims Bar Date; and (2) Holders of Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code must File a Proof of Claim with respect to such Claims by the Priority Tax Claims Bar Date.

Unless disputed by a Holder of a Claim or otherwise provided herein, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder.  If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim will become a Disputed Claim.  The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court.  Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto, and the Debtors reserve the right to compromise, settle, withdraw, or litigate to judgment any objections to Claims for which a Proof of Claim is Filed.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  Each of the aforementioned objection, estimation, and resolution procedures are cumulative and are not exclusive of one another.

C.	Allowance of Claims and Interests

Except as expressly provided herein, no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code.  Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date.

D.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

E.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties (including HoldCo), regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim or Interest based upon such Claim, debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

B.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.  Subject to the requirements of section 1129(b) of the Bankruptcy Code (as applicable), no Holder of a Section 510(b) Claim shall receive any distribution on account of such Section 510(b) Claim, and all Section 510(b) Claims shall be extinguished.

C.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

D.	Debtor Release

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE (SUCH THAT THE REORGANIZED DEBTORS WILL NOT RECEIVE ANY CLAIM OR CAUSE OF ACTION RELEASED HEREUNDER), FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES, INCLUDING: (1) THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; AND (2) THE SERVICES OF THE DEBTORS’ PRESENT OFFICERS, DIRECTORS, MANAGERS, AND ADVISORS IN FACILITATING THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY, EACH OF THE DEBTORS DISCHARGE AND RELEASE AND SHALL BE DEEMED TO HAVE PROVIDED A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED SHALL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS) AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING THOSE THAT ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ANY OF THE DEBTORS OR ANY OF THEIR ESTATES; PROVIDED, FURTHER, THAT THE DEBTORS SPECIFICALLY WAIVE AND RELEASE ALL CLAIMS ARISING UNDER SECTION 547 OF THE BANKRUPTCY CODE AGAINST HOLDERS OF GENERAL UNSECURED CLAIMS; PROVIDED, HOWEVER, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY DEBTOR: (1) AGAINST A DEBTOR RELEASEE OR A THIRD PARTY RELEASEE (OTHER THAN THE REVOLVING CREDIT FACILITY AGENTS, THE REVOLVING CREDIT FACILITY LENDERS, THE TERM LOAN AGENTS, THE TERM LOAN LENDERS, THE DIP AGENTS, AND THE DIP LENDERS, EACH IN THEIR CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE DEBTORS; (2) ARISING UNDER THE HOLDCO LOAN AGREEMENT, THE EXIT FACILITY AGREEMENT, OR THE NEW TERM LOAN CREDIT AGREEMENT; OR (3) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CAUSES OF ACTION THAT THE DEBTORS OR THE REORGANIZED DEBTORS HAVE OR MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

E.	Third Party Release

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) SHALL PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED SHALL BE DEEMED

RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY RELEASING PARTY: (1) AGAINST A DEBTOR RELEASEE OR A THIRD PARTY RELEASEE (OTHER THAN THE REVOLVING CREDIT FACILITY AGENTS, THE REVOLVING CREDIT FACILITY LENDERS, THE TERM LOAN AGENTS, THE TERM LOAN LENDERS, THE DIP AGENTS, AND THE DIP LENDERS, EACH IN THEIR CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE RELEASING PARTY; (2) ARISING UNDER THE HOLDCO LOAN AGREEMENT, THE EXIT FACILITY AGREEMENT, OR THE NEW TERM LOAN CREDIT AGREEMENT; OR (3) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CLAIMS OR CAUSES OF ACTION THAT THE RELEASING PARTIES, THE DEBTORS OR THE REORGANIZED DEBTORS MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED PURSUANT TO THE THIRD PARTY RELEASE.

F.	Exculpation

The Exculpated Parties shall neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming, or effecting the Consummation of the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement.

G.	Indemnification

On and from the Effective Date, and except as prohibited by applicable law, the Reorganized Debtors shall assume all indemnification obligations currently in place, whether in the bylaws, certificates of incorporation, board resolutions or employment contracts for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’, managers’, and employes’ respective Affiliates.  Without limiting the foregoing and except as prohibited by applicable law, the Debtors shall indemnify and hold harmless, except as provided in the Plan Supplement, each of the Indemnified Parties for all costs, expenses, loss, damage or liability incurred by any such Indemnified Party arising from or related in any way to any and all Causes of Action whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, based in whole or in part upon any act or omission, transaction or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those arising from or related in any way to: (1) any action or omission of any such Indemnified Party with respect to any indebtedness of or any Equity Interest in the Debtors (including any action or omission of any such Indemnified Party with respect to the acquisition, holding, voting or disposition of any such investment); (2) any action or omission of any such Indemnified Party in such Indemnified Party’s capacity as an officer, director, member, employee, partner or agent of, or advisor to any Debtor; (3) any disclosure made or not made by any Indemnified Party to any current or former Holder of any such indebtedness of or any such Equity Interest in the Debtors; (4) any consideration paid to any such Indemnified Party by any of the Debtors in respect of any services provided by any such Indemnified Party to any Debtor; and (5) any action taken or not taken in connection with the Chapter 11 Cases or the Plan.  In the event that any such Indemnified Party becomes involved in any action, proceeding or investigation brought by or against any Indemnified Party, as a result of matters to which the foregoing “Indemnification” may relate, the Reorganized Debtors shall promptly reimburse any such Indemnified Party for its reasonable and documented legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof; provided, however, that, notwithstanding anything herein to the contrary, the Debtors shall not indemnify any of the Non-Released Parties, whether for any matter to which this Article VIII.G pertains or otherwise.

H.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (1) HAVE BEEN DISCHARGED PURSUANT TO ARTICLE VIII.A HEREOF; (2) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D HEREOF; (3) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.E HEREOF; OR (4) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.F HEREOF (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN ARTICLE VIII.F), ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (INCLUDING HOLDCO) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (INCLUDING HOLDCO) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM, OR ENCUMBRANCE OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (INCLUDING HOLDCO) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (D) ASSERTING ANY RIGHT OF SETOFF, OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (INCLUDING HOLDCO) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (INCLUDING HOLDCO) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED, OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION, OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THE PLAN.

I.	Setoffs

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, may set off against any Allowed Claim (other than DIP Facility Claims and Term Loan Claims) or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.

J.	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

ARTICLE IX.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount for all Professionals.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals with respect to unpaid fees or expenses or for whom fees or expenses have been held back pursuant to the Interim Compensation Order.  Such funds shall not property or be deemed property of the Reorganized Debtors.  The Reorganized Debtors shall cause Accrued Professional Compensation to be paid in Cash to such Professionals from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order; provided that the Debtors’ or the Reorganized Debtors’ liability for Accrued Professional Compensation shall not be limited nor be deemed to be limited to the funds available from the Professional Fee Escrow Account.  When all Allowed Fee Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

B.	Professional Fee Reserve Amount

On or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Confirmation Date and shall deliver such estimate to the Debtors.  If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unpaid fees and expenses of such Professional.  The total amount so estimated as of the Confirmation Date shall comprise the Professional Fee Reserve Amount; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional.

C.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors.  Upon the Confirmation

Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to any party or action, order, or approval of the Bankruptcy Court.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved or waived pursuant to the provisions of Article X.C.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X.C hereof:

1. The Confirmation Order shall be a Final Order in form and substance acceptable to (a) the Debtors; and (b) the Required Plan Modification Agents.

2. The Plan and Plan Supplement, including any amendments, modifications, or supplements thereto shall be acceptable to:  (a) the Debtors; and (b) the Required Plan Modification Agents.

3. The Exit Facility, the New Term Loan Credit Agreement, and the HoldCo Loan Agreement shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

4. All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

C.	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived only by consent of:  (a) the Debtors; and (b) the Required Plan Modification Agents.

D.	Effective Date

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article X.B hereof have been satisfied or waived.

E.	Effect of Non-Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan; provided that such modifications shall be subject to the consent of the Required Plan Modification Agents.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired

 Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, except as otherwise provided in the Confirmation Order;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, exculpations, and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code; and

24. enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article X.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Dissolution of Committees

On the Effective Date, the Committees, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement

shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Source Interlink Companies, Inc. Attn: Legal Department 27500 Riverview Center Boulevard, Suite 400 Bonita Springs, Florida 34134-4325	Kirkland & Ellis LLP Attn: David L. Eaton and David A. Agay 300 North LaSalle Drive Chicago, Illinois 60654-3406
After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue to receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without (a) the Debtors’ consent and (b) the consent of the Required Plan Modification Agents; and (3) nonseverable and mutually dependent.

Dated:  May 26, 2009

Source Interlink Companies, Inc. (for itself and all Debtors)

By:	//s/ Douglas J. Bates
Name:	Douglas J. Bates
Title:	Chief Legal Officer, Senior Vice President and Secretary of Source Interlink Companies, Inc